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                                                                    EXHIBIT 99.1
                                    [LOGO]
                            HOMESTORE.COM, INC.(TM)

              HOMESTORE TAKING STEPS TO COMPLY WITH NASDAQ RULES

WESTLAKE VILLAGE, CA--February 22, 2002--Homestore.com, Inc. (NASDAQ:HOMSE) announced that it has been notified by Nasdaq that trading in the company's common stock will resume at 10:00 a.m., Eastern Standard Time today, under the symbol HOMSE.

The company also announced that it is currently out of compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of its previous announcements that it will restate its financial results for the year 2000 and the first three quarters of 2001, and that its financial statements for these periods cannot be relied upon. Marketplace Rule 4310(c)(14) requires that all SEC reports be filed with Nasdaq on a timely basis. The company has received notice that Nasdaq has initiated proceedings to delist the company's stock pursuant to this rule. The company has the right to stay the delisting process by requesting a hearing before a Nasdaq Listing Qualifications Panel. The company will formally request a hearing next week and expects to comply with the rule by filing its restated financial statements before Nasdaq is required to take any further action to delist the company's stock. As previously disclosed, the company expects to complete its internal accounting inquiry and file its amended financial results by mid-March.

ABOUT HOMESTORE
Homestore (Nasdaq:HOMSE) is the leading supplier of online media and technology to the real estate industry. The company operates the #1 network of home and real estate Web sites including flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R); Homebuilders.com(TM), the official new homes site of the National Association of Home Builders:
Homestore.com(TM) Apartments & Rentals; and Homestore.com(TM), a home information resource.

CAUTION REGARDING FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Actual results may vary materially from those indicated in the forward-looking statements.

The statements regarding the company's intention to file restated financial statements to maintain listing of its common stock on Nasdaq involve uncertainty as to timing. There can be no assurance that the company will make the required filing prior to the time that Nasdaq would be required to take further action. In addition, there can be no assurance that if a hearing is held, Nasdaq will grant the company's request for continued listing.

The company has released additional material information since the Nasdaq National Market halted trading in the stock on February 13, 2002. Therefore, when trading resumes, our stock price may experience large and rapid fluctuations.

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Financial and Media contact:
DeLise Keim
(805) 557-2599
delise.keim@homestore.com